Exhibit 99.1

WELLPOINT REPORTS FIRST QUARTER 2009 RESULTS

•	Net income was $1.16 per share, including net realized investment losses of $0.46 per share, 8 percent higher than in the first quarter of 2008

•	Operating cash flow totaled $1.2 billion

•	Full year 2009 net income now expected to be in the range of $5.14 - $5.20 per share, including net realized investment losses of $0.46 per share

•	Insurance subsidiaries remain well-capitalized with statutory capital levels approximately $5.5 billion above state regulatory levels and $2.3 billion above Blue Cross and Blue Shield requirements

Indianapolis, IN – April 22, 2009 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2009 net income was $580.4 million, or $1.16 per share, including net realized investment losses of $228.4 million after-tax, or $0.46 per share. Net income in the first quarter of 2008 was $588.1 million, or $1.07 per share, which included net realized investment losses of $0.06 per share.

“Our first quarter was solid in light of the current economy, and it is clear that the performance improvement initiatives we put into place last year are generating positive results,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “While our membership levels have been impacted by employer workforce reductions, we continue to take action to make our products more attractive and create more value for our customers.”

“We are pleased that, despite the economy, our enrollment in the National business increased by more than 400,000, or 3.6 percent, during the quarter. This is an indication that our value proposition remains market-leading, with the industry’s broadest provider network, attractive discounts and excellent medical management services. We look forward to our new strategic alliance with Express Scripts to further improve upon our value proposition and deliver even better pharmaceutical services to our customers in the future,” added Braly.

“We remain comfortable with our assumptions around core operating performance in 2009, and now expect better results in some of the capital management areas,” said Wayne S. DeVeydt, executive vice president and chief financial officer of WellPoint, Inc. “We continue to manage our business to improve the consumer experience and enhance customer and shareholder value. We believe our successful operational improvements over the past year and the strategic actions we have taken so far in 2009 are achieving these goals.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.6 million members at March 31, 2009, a decrease of 814,000 members, or 2.3 percent, from 35.4 million at March 31, 2008. The decline in membership was most significant in the Local Group business, which experienced a 620,000-member reduction from the prior year quarter. Enrollment in State Sponsored business declined by 416,000 members, as the Company withdrew from programs in Ohio and Connecticut during 2008 and early 2009. Membership declines were also experienced in the Individual and Senior businesses. These enrollment declines were partially offset by growth of more than 400,000 members in the National business.

Medical membership declined by 490,000, or 1.4 percent, in the first quarter of 2009. The Company’s March 31, 2009, enrollment level of 34.6 million was in-line with management’s expectation for total membership. Enrollment in fully insured employer-based products was lower-than-expected, while membership was ahead of plan in the self-funded businesses and the Consumer segment. As of March 31, 2009, self-funded enrollment comprised 54 percent of the Company’s overall enrollment, compared with 53 percent at December 31, 2008.

Operating Revenue: Operating revenue was $15.3 billion in the first quarter of 2009, a small decrease of 0.4 percent from $15.4 billion in the first quarter of 2008. The decline reflected the impact of lower fully insured enrollment, particularly in the Commercial Business segment, offset by disciplined pricing across all medical lines of business and increased reimbursement in the Federal Employee Program.

Benefit Expense Ratio: The benefit expense ratio was 81.6 percent in the first quarter of 2009, a decrease of 350 basis points from 85.1 percent in the prior year quarter. The decline resulted principally from disciplined pricing and operational improvements in the Senior and Local Group businesses. First quarter 2008 results reflected less favorable prior period reserve development than was experienced in the first quarter of 2009. Medical claims reserves established at December 31, 2008 developed as expected, and were reestablished with a comparable level of conservatism at March 31, 2009.

Premium and Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2009, underlying medical cost trends are projected to be in the range of 8.0 percent, plus or minus 50 basis points, in-line with the Company’s prior expectation. Unit cost increases continue to be the primary driver of medical cost trends. The Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of March 31, 2009, was 47.9 days, an increase of 0.2 days from 47.7 days as of December 31, 2008. The increase in DCP was driven primarily by lower benefit expense per day in the first quarter of 2009. The Company continues to establish reserves for medical claims in a consistent and conservative manner.

SG&A Expense Ratio: The SG&A expense ratio was 15.5 percent in the first quarter of 2009, an increase of 90 basis points from 14.6 percent in the first quarter of 2009. The increase was driven primarily by the reestablishment of incentive compensation accruals in 2009, higher outside service costs and assessments related to the New York State Deficit Reduction Plan.

Operating Cash Flow: Operating cash flow for the three months ended March 31, 2009, was $1.2 billion, or 2.1 times net income. Operating cash flow for the three months ended March 31, 2008, totaled $1.0 billion, or 1.8 times net income.

Share Repurchase Program: During the first quarter of 2009, the Company repurchased 17.7 million shares of its common stock for $681.2 million. The Company’s Board of Directors increased the share repurchase authorization during the quarter, and the Company had approximately $1.8 billion of the authorization remaining as of March 31, 2009. The Company will continue to evaluate future share repurchase activity subject to market conditions and in connection with the sale of its NextRx subsidiaries.

Investment Portfolio & Capital Position: During the first quarter of 2009, the Company recorded net realized investment losses of $352.5 million pre-tax, consisting of other-than-temporary impairments of equity securities and fixed maturity securities totaling $169.7 million and $135.3 million, respectively, and net realized losses of $47.5 million resulting primarily from sales of securities.

As of March 31, 2009, the Company’s net unrealized loss position was $531.4 million, consisting of net unrealized losses on fixed maturity and equity securities of $385.0 million and $146.4 million, respectively.

As of March 31, 2009, statutory capital levels in the Company’s insurance subsidiaries exceeded Blue Cross and Blue Shield Association requirements by approximately $2.3 billion and state regulatory levels by approximately $5.5 billion. Cash and investments at the parent company totaled approximately $1.0 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including the Company’s NextRx PBM operation), Federal Employee Program or “FEP” business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2009	2008	Change
Operating Revenue
Commercial Business	$9,367.5	$9,488.2	(1.3)%
Consumer Business	4,035.4	4,100.0	(1.6)%
Other Business:
External Customers	1,895.8	1,778.4	6.6%
Intersegment Revenue	715.2	613.5	16.6%
Intersegment Eliminations	(715.2)	(613.5)	(16.6)%

Other	1,895.8	1,778.4	6.6%

Total Operating Revenue	15,298.7	15,366.6	(0.4)%

Operating Gain
Commercial Business	$902.7	$908.8	(0.7)%
Consumer Business	218.7	(120.2)	NM	(1)
Other	111.6	94.0	18.7%

Operating Margin
Commercial Business	9.6%	9.6%	0	bp
Consumer Business	5.4%	(2.9)%	830	bp

(1)	“NM” = not meaningful

Commercial Business: Operating gain for the Commercial Business segment was $902.7 million in the first quarter of 2009, a slight decrease of 0.7 percent compared with $908.8 million in the first quarter of 2008. The decrease reflected the impact of higher SG&A expenses and lower fully insured enrollment, which was substantially offset by a decline in the benefit expense ratio due to disciplined pricing and a higher level of favorable reserve development in 2009. Medical claims reserves established at December 31, 2008 developed as expected, and were reestablished with a comparable level of conservatism at March 31, 2009.

Consumer Business: Operating gain for the Consumer Business segment was $218.7 million in the first quarter of 2009, an increase of $338.9 million compared with an operating loss of $120.2 million reported in the first quarter of 2008. The performance improvement was driven primarily by the Senior business, due to product portfolio changes, disciplined pricing and a higher level of favorable reserve development in 2009. Medical claims reserves established at December 31, 2008 developed as expected, and were reestablished with a comparable level of conservatism at March 31, 2009.

Other: Operating gain in Other segment was $111.6 million in the first quarter of 2009, an increase of 18.7 percent compared with $94.0 million in the first quarter of 2008. The increase was driven by improved results in the Company’s NextRx pharmacy benefit management operation. The Company transferred approximately one million members to its NextRx business from an outside vendor, effective January 1, 2009.

OUTLOOK

Full Year 2009 (assumes no impact from the Express Scripts transaction):

•

The Company now expects net income to be in the range of $5.14 - $5.20 per share, including net realized investment losses of $0.46 per share. This includes no realized investment gains or losses beyond those recorded in the three months ended March 31, 2009.

•	Year-end medical enrollment is now expected to be approximately 33.9 million members.

•	Operating revenue is now expected to total approximately $61.2 billion.

•	The benefit expense ratio is now expected to be approximately 82.7 percent.

•	The SG&A expense ratio is now expected to be approximately 15.6 percent.

•	Operating cash flow is expected to exceed $3.0 billion.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its first quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 977146. The replay will be available from 1:45 p.m. EDT today until the end of the day on May 6, 2009. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our communities, deliver better care to members, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company, with approximately 35 million members in its affiliated health plans. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

				Change from
	March 31, 2009	December 31, 2008	March 31, 2008	December 31, 2008	March 31, 2008
Medical Membership
Customer Type
Local Group	16,071	16,632	16,691	(3.4)%	(3.7)%

National Accounts	7,034	6,720	6,743	4.7%	4.3%
BlueCard	4,836	4,736	4,726	2.1%	2.3%

Total National	11,870	11,456	11,469	3.6%	3.5%

Individual	2,235	2,272	2,368	(1.6)%	(5.6)%
Senior	1,256	1,304	1,301	(3.7)%	(3.5)%
State Sponsored	1,742	1,992	2,158	(12.6)%	(19.3)%
FEP	1,385	1,393	1,386	(0.6)%	(0.1)%

Total Medical Membership	34,559	35,049	35,373	(1.4)%	(2.3)%

Funding Arrangement
Self-Funded	18,646	18,520	18,354	0.7%	1.6%
Fully-Insured	15,913	16,529	17,019	(3.7)%	(6.5)%

Total Medical Membership	34,559	35,049	35,373	(1.4)%	(2.3)%

Reportable Segment
Commercial	28,141	28,304	28,421	(0.6)%	(1.0)%
Consumer	5,033	5,352	5,566	(6.0)%	(9.6)%
Other	1,385	1,393	1,386	(0.6)%	(0.1)%

Total Medical Membership	34,559	35,049	35,373	(1.4)%	(2.3)%

Other Membership
Behavioral Health Membership	23,525	23,568	23,373	(0.2)%	0.7%
Life and Disability Membership	5,470	5,477	5,594	(0.1)%	(2.2)%
Dental Membership	4,374	4,560	4,805	(4.1)%	(9.0)%
Vision Membership	2,782	2,614	2,542	6.4%	9.4%
Medicare Part D Membership	1,705	1,870	1,836	(8.8)%	(7.1)%

PBM Prescription Volume Paid (Quarterly)
Retail Scripts	59,391	60,858	61,722	(2.4)%	(3.8)%
Mail Order Scripts	6,269	6,485	6,601	(3.3)%	(5.0)%
Specialty Pharmacy Scripts	200	199	146	0.5%	37.0%

Total Scripts	65,860	67,542	68,469	(2.5)%	(3.8)%

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31
(In millions, except per share data)	2009	2008	Change
Revenues
Premiums	$14,203.2	$14,234.4	(0.2)%
Administrative fees	941.5	969.6	(2.9)%
Other revenue	154.0	162.6	(5.3)%

Total operating revenue	15,298.7	15,366.6	(0.4)%
Net investment income	197.1	232.7	(15.3)%
Net realized losses on investments	(352.5)	(45.6)	(673.0)%

Total revenues	15,143.3	15,553.7	(2.6)%

Expenses
Benefit expense	11,588.2	12,116.5	(4.4)%
Selling, general and administrative expense
Selling expense	432.0	444.3	(2.8)%
General and administrative expense	1,933.1	1,804.3	7.1%

Total selling, general and administrative expense	2,365.1	2,248.6	5.2%
Cost of drugs	112.4	118.9	(5.5)%
Interest expense	116.1	119.0	(2.4)%
Amortization of other intangible assets	67.9	71.5	(5.0)%

Total expenses	14,249.7	14,674.5	(2.9)%

Income before income taxes	893.6	879.2	1.6%

Income tax expense	313.2	291.1	7.6%

Net income	$580.4	$588.1	(1.3)%

Net income per diluted share	$1.16	$1.07	8.4%

Diluted shares	498.2	547.6	(9.0)%

Benefit expense as a percentage of premiums	81.6%	85.1%	(350	)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.5%	14.6%	90	bp
Income before income tax expense as a percentage of total revenues	5.9%	5.7%	20	bp

WellPoint, Inc.

Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
(In millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,378.1	$2,183.9
Investments available-for-sale, at fair value:
Fixed maturity securities	1,774.2	1,564.8
Equity securities	810.3	1,088.0
Other invested assets, current	16.8	23.6
Accrued investment income	164.6	172.8
Premium and self-funded receivables	3,525.4	3,042.9
Other receivables	1,400.5	1,373.9
Income taxes receivable	—	159.9
Securities lending collateral	461.6	529.0
Deferred tax assets, net	730.8	779.0
Other current assets	1,220.9	1,212.2

Total current assets	12,483.2	12,130.0

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	12,537.1	11,808.4
Equity securities	29.0	30.7
Other invested assets, long-term	705.3	703.2
Property and equipment, net	1,051.8	1,054.5
Goodwill	13,460.3	13,461.3
Other intangible assets	8,761.7	8,827.2
Other noncurrent assets	386.4	387.9

Total assets	$49,414.8	$48,403.2

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,168.0	$6,184.7
Reserves for future policy benefits	63.4	64.5
Other policyholder liabilities	1,677.7	1,626.8

Total policy liabilities	7,909.1	7,876.0
Unearned income	1,153.1	1,087.7
Accounts payable and accrued expenses	3,003.6	2,856.5
Income taxes payable	196.0	–
Security trades pending payable	27.8	5.8
Securities lending payable	474.1	529.0
Short-term borrowings	100.0	98.0
Current portion of long-term debt	710.5	909.7
Other current liabilities	1,766.6	1,657.6

Total current liabilities	15,340.8	15,020.3

Long-term debt, less current portion	8,527.1	7,833.9
Reserves for future policy benefits, noncurrent	662.8	664.7
Deferred tax liability, net	2,118.5	2,098.9
Other noncurrent liabilities	1,257.6	1,353.7

Total liabilities	27,906.8	26,971.5

Shareholders’ equity
Common stock	4.8	5.0
Additional paid-in capital	16,278.1	16,843.0
Retained earnings	5,970.6	5,479.4
Accumulated other comprehensive loss	(745.5)	(895.7)

Total shareholders’ equity	21,508.0	21,431.7

Total liabilities and shareholders’ equity	$49,414.8	$48,403.2

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(In millions)	2009	2008
Operating activities
Net income	$580.4	$588.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses on investments	352.5	45.6
Loss on disposal of assets	0.3	0.2
Deferred income taxes	(10.5)	(6.0)
Amortization, net of accretion	109.6	118.9
Depreciation expense	26.1	25.8
Share-based compensation	24.8	37.0
Excess tax benefits from share-based compensation	(0.7)	(11.1)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(486.1)	(454.0)
Other invested assets	13.8	22.3
Other assets	(7.5)	(135.8)
Policy liabilities	31.2	502.1
Unearned income	65.4	36.4
Accounts payable and accrued expenses	120.3	(48.3)
Other liabilities	16.8	23.6
Income taxes	347.1	289.0
Other, net	8.5	7.4

Net cash provided by operating activities	1,192.0	1,041.2

Investing activities
Purchases of fixed maturity securities	(2,051.0)	(1,742.9)
Proceeds from sales and maturities of fixed maturity securities	1,159.0	2,581.5
Purchases of equity securities	(31.3)	(744.9)
Proceeds from sales of equity securities	168.4	377.4
Purchases of other invested assets	(18.8)	(61.8)
Proceeds from sales of other invested assets	0.9	18.3
Changes in securities lending collateral	54.9	97.5
Purchases of subsidiaries, net of cash acquired	(1.1)	(0.4)
Proceeds from sales of subsidiaries, net of cash sold	—	—
Purchases of property and equipment	(68.9)	(79.0)
Proceeds from sales of property and equipment	0.2	4.5
Other, net	(3.2)	—

Net cash (used in) provided by investing activities	(790.9)	450.2

Financing activities
Net (repayment of) proceeds from commercial paper borrowings	(273.1)	188.1
Net proceeds from short-term borrowings	2.0	—
Proceeds from long-term borrowings	990.3	—
Repayment of long-term borrowings	(228.1)	(2.7)
Changes in securities lending payable	(54.9)	(97.5)
Changes in bank overdrafts	19.5	144.7
Repurchase and retirement of common stock	(681.2)	(2,008.6)
Proceeds from exercise of employee stock options and employee stock purchase plan	17.9	57.7
Excess tax benefits from share-based compensation	0.7	11.1

Net cash used in financing activities	(206.9)	(1,707.2)

Change in cash and cash equivalents	194.2	(215.8)
Cash and cash equivalents at beginning of period	2,183.9	2,767.9

Cash and cash equivalents at end of period	$2,378.1	$2,552.1

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission, or SEC, made by us; increased government participation in or regulation of health benefits, managed care and PBM operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part C and Medicare Part D Prescription Drug benefits programs, including those related to CMS sanctions, potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process correct information, uncollectability of premium from members, increased medical or pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; decreased revenues following the Express Scripts transaction; increased operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, that may be greater than expected following the Express Scripts transaction; our ability to consummate or realize the ultimate expected value of the Express Scripts transaction; the failure to receive regulatory approvals required for the Express Scripts transaction on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the accounting and tax treatments of the Express Scripts transaction and the value of the Express Scripts transaction consideration; funding risks with respect to revenue received from participation in Medicare and Medicaid programs; non-compliance with the complex regulations imposed on Medicare and Medicaid programs; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, that may negatively affect our investment portfolios and liquidity needs; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.